As filed with the Securities and Exchange Commission on August 3, 2011
                            Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MB FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	36-446025
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 West Madison Street, Chicago, Illinois	60607
(Address of principal executive offices)	(Zip Code)

MB Financial, Inc. Stock Deferred Compensation Plan
MB Financial, Inc. Non-Stock Deferred Compensation Plan
(Full titles of the plans)

Craig M. Scheer, P.C.
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership including professional corporations)
3299 K Street, N.W., Suite 100
Washington, D.C.  20007
(Name and address of agent for service)

(202) 295-4500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	350,000 shares(1)	$20.05(2)	$7,017,500 (2)	$815(2)
Deferred Compensation Obligations	$20,000,000 (3)	100%	$20,000,000	$2,322

(1)Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of MB Financial, Inc.

(2)Calculated in accordance with Rule 457(h) under the Securities Act of 1933, on the basis of $20.05 per share, which was the average of the high and low sale prices per share of the common stock on the NASDAQ Global Select Market on August 2, 2011.

(3) The Deferred Compensation Obligations are unsecured obligations of MB Financial, Inc. to pay deferred compensation in the future in accordance with the terms of the MB Financial, Inc. Stock Deferred Compensation Plan and MB Financial, Inc. Non-Stock Deferred Compensation Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The purpose of this Registration Statement on Form S-8 is to register additional shares of the common stock, par value $.01 per share (the “Common Stock”), of MB Financial, Inc. (the “Company”) offered pursuant to the MB Financial, Inc. Stock Deferred Compensation Plan (the “Stock Plan”) and additional Deferred Compensation Obligations (as defined below) of the Company under the Stock Plan and the MB Financial, Inc. Non-Stock Deferred Compensation Plan (the “Non-Stock Plan” and together with the Stock Plan, the “Plans”). The contents of the Company’s previously filed Registration Statement on Form S-8 (File No. 333-81802) relating to the Plans (the “Previously Filed Registration Statement”) are incorporated herein by reference, except for Items 3, 4, 6, 8 and 9 of Part II of the Previously Filed Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.                      Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed the Company with the Commission (File No. 0-24566-01) are hereby incorporated by reference into this Registration Statement and the Prospectus to which this Registration Statement relates (the “Prospectus”):

(a)
the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including the information incorporated by reference into that Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2011;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011;

(c)	the Company’s Current Reports on Form 8-K filed on March 1, 2011, March 24, 2011, June 16, 2011, June 23, 2011 and June 30, 2011; and

(d)
the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed on October 9, 2001, and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any document or portion thereof that has been furnished to and deemed not to be filed with the Commission), after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to: Doria Koros, Vice President and Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018, telephone number (847) 653-1992.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.                      Description of Securities

The Plans provide a select group of management and highly compensated employees of the Company and certain of its subsidiaries, as well as directors of the Company, with the opportunity to elect to defer up to 100% of their base annual salary, annual bonus and/or compensation for service as a director, as the case may be.  The obligations of the Company and its subsidiaries under the Plans (the “Deferred Compensation Obligations”) are general unsecured obligations of the Company and its subsidiaries to pay deferred compensation in the future to participants in the Plans in accordance with the terms of the Plans from the general assets of the Company and its subsidiaries.

For deferrals under the Stock Plan, the participant’s account balance is credited or debited based on the performance of the assets of the trust for the Stock Plan, which are invested solely in shares of the Company’s Common Stock purchased on the open market, except for such amounts of cash as the trustee of the trust deems necessary for the proper operation of the trust.  For deferrals under the Non-Stock Plan, the participant’s account balance is credited or debited based on the performance of one or more measurement funds, which in turn are based on certain mutual funds selected from time to time by the Company’s board of directors (or the committee appointed by the board to administer the Plans (the “Committee”)) to act as measurement devices.  The participant selects the particular measurement fund(s) for his or her account.  The Company is not obligated to actually invest any deferred amounts in those measurement funds, and in the event the Company or the trustee in its discretion decides to invest in any or all of the measurement funds, no participant has any rights in or to such investments themselves.

For participants who are employees of the Company and/or one of its subsidiaries, their employer, in its sole discretion, may, for each plan year, make matching and additional employer contributions to the participant’s account.   A participant is always 100% vested in his or her account balance, including any matching and additional employer contributions.  With certain exceptions, the Deferred Compensation Obligations generally will be paid after the earlier of (1) a fixed payment date, if any, as may be selected by the participant with respect to deferrals of his or her base annual salary, annual bonus, or director compensation in accordance with the applicable Plan’s short-term payout provisions, or (2) the termination of the participant’s employment or service.  Payments made pursuant to a participant’s election to be paid in connection with the short-term payout provisions of a Plan generally will be made in a lump sum.  A payout triggered by the termination of the participant’s employment or service generally will be made in a lump sum unless the participant has made a proper election under the Plan to be paid in installments over a 60- or 120-month period.  Elections and payments to “specified employees” are subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance of general applicability thereunder, including a six-month delay in payments triggered on termination of employment.  The Plans provide for early withdrawal, with the approval of the Committee, of a participant’s account balance in the event of an unforeseeable financial emergency.  All distributions under the Stock Plan are made in shares of the Company’s Common Stock, except for fractional shares, which are paid in cash.  All distributions under the Non-Stock Plan are made in cash.

A trust established under a Plan to hold assets of the plan is a general creditor of the Company and its assets are subject to the claims of creditors in the event of the Company’s bankruptcy or insolvency.

The Plans may be amended or terminated at any time; generally, however, no amendment may decrease or restrict the value of a participant’s account balance then in existence, calculated as if the participant had experienced a separation from service as of the effective date of the amendment.

No amount payable under the Plans is subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary.  The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to their designated payment dates at the option of the Company, or through operation of a mandatory or optional sinking fund or analogous provision.  The Deferred Compensation Obligations are not convertible into another security of the Company.  The Deferred Compensation Obligations do not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

Item 6.                      Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages except:  (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication against the director or officer is based on a determination that the director’s or officer’s act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer.  The Company’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or an officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or with active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his or her conduct was unlawful.  The Maryland General Corporation Law provides that where a director or an officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation.  The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received.  A director or an officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.  Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

Under a directors’ and officers’ liability insurance policy, directors and officers of the Company are insured against certain liabilities.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.                      Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information  required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 3, 2011.

MB FINANCIAL, INC.

By: /s/Mitchell Feiger
Mitchell Feiger
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of MB Financial, Inc., hereby severally and individually constitute and appoint Mitchell Feiger and Jill E. York, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/Mitchell Feiger Mitchell Feiger	Director, President and Chief Executive Officer (Principal Executive Officer)	August 3, 2011

/s/Jill E. York Jill E. York	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 3, 2011

/s/David P. Bolger David P. Bolger	Director	August 3, 2011

/s/Robert S. Engelman, Jr. Robert S. Engelman, Jr.	Director	August 3, 2011

/s/Charles Gries Charles Gries	Director	August 3, 2011

/s/James N. Hallene James N. Hallene	Director	August 3, 2011

Thomas H. Harvey	Director

/s/Richard J. Holmstrom Richard J. Holmstrom	Director	August 3, 2011

Karen J. May	Director

/s/Ronald D. Santo Ronald D. Santo	Director	August 3, 2011

INDEX TO EXHIBITS

Exhibit Number	Document

4.1

Charter of the Registrant, as amended (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 0-24566-01) and incorporated herein by reference).

4.1A

Articles Supplementary to the Charter of the Registrant for the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 8, 2008 (File No.0-24566-01) and incorporated herein by reference).

4.2	Bylaws of the Registrant, as amended (included as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 16, 2011 (File No. 0-24566-01) and incorporated herein by reference).
4.3

Form of the Registrant's specimen common stock certificate (filed as Exhibit 4.1 to Amendment No. One to the Registrant’s Registration Statement on Form S-4 (Registration Number 333-64584) and incorporated herein by reference).

5	Opinion of Silver, Freedman & Taff, L.L.P.
23.1	Consent of Silver, Freedman & Taff, L.L.P. (contained in Exhibit 5)
23.2	Consent of McGladrey & Pullen LLP
24	Power of Attorney (contained on signature page)